Memorandum

TO:   The Board of Rhombic Corporation
CC:   Mr. Carl Ranno
FROM: Roger Duffield
DATE: 10/07/01

     RE: Resignation

Gentlemen,

With immediate effect, I hereby tender my resignation as Chief Executive Officer, President and Director of Rhombic Corporation.

                                   Sincerely,

                                   By /s/ Roger Duffield
                                      -----------------------
                                      Roger Duffield